EXHIBIT 21.1
CANNAE HOLDINGS, INC.
List of Subsidiaries December 31, 2022
Significant Subsidiaries

COMPANY	INCORPORATION
Cannae Holdings, LLC	Delaware
DNB Holdco, LLC	Delaware
Dun & Bradstreet Holdings, Inc.	Delaware
Paysafe Limited	Bermuda
Alight, Inc.	Delaware